Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283672

PROSPECTUS ADDENDUM1 (to Amendment No. 1 dated September 15, 2021 to Prospectus Supplement dated September 14, 2021 and Prospectus dated February 6, 2025)

UBS AG

ETRACS IFED Invest with the Fed TR Index due September 15, 2061

This prospectus addendum relates to the ETRACS IFED Invest with the Fed TR Index due September 15, 2061 (the “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and Amendment No. 1 dated September 15, 2021 to the Prospectus Supplement dated September 14, 2021 (the “original prospectus supplement”) will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under a registration statement previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement that was attached to a “base” prospectus, which has been replaced from time to time.

UBS AG has prepared a new base prospectus dated February 6, 2025. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated February 6, 2025. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to February 6, 2025, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated February 6, 2025, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to February 6, 2025, you should use the following website link to access the base prospectus dated February  6, 2025: https://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to February 6, 2025 that is provided in the original prospectus supplement. A table of contents for the new base prospectus is provided on page i of the February 6, 2025 base prospectus.

[1]	This prospectus addendum is being filed for the purpose of identifying the new base prospectus dated February 6, 2025.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated February 6, 2025